HOTCHKIS AND WILEY FUNDS
ADDENDUM TO
OPERATING EXPENSE LIMITATION AGREEMENT

THIS ADDENDUM TO EXPENSE CAP AGREEMENT (“Addendum”), effective as of [November 17, 2015], is entered into between Hotchkis and Wiley Capital Management, LLC, as investment advisor (“Advisor”), and the Hotchkis and Wiley Funds (the “Funds”) on behalf of the Hotchkis and Wiley International Value Fund (the “International Value Fund”).

WHEREAS, pursuant to an Amended and Restated Operating Expense Limitation Agreement dated May 13, 2015 (the “Agreement”), the Advisor has agreed with the Funds to limit the annual operating expenses of the Hotchkis and Wiley Diversified Value Fund, Hotchkis and Wiley Large Cap Value Fund, Hotchkis and Wiley Mid-Cap Value Fund, Hotchkis and Wiley Small Cap Value Fund, Hotchkis and Wiley Small Cap Diversified Value Fund, Hotchkis and Wiley Global Value Fund, Hotchkis and Wiley Value Opportunities Fund, Hotchkis and Wiley Capital Income Fund and Hotchkis and Wiley High Yield Fund through October 31, 2016; and

WHEREAS, the Advisor and the Funds desire to add the International Value Fund to the Agreement; and

WHEREAS, shareholders of the International Value Fund will benefit from any expense limits agreed to by the Advisor;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in this Addendum, the parties, intending to be legally bound, hereby agree as follows:

A.
Addition of the International Value Fund.  The Advisor agrees to limit the annual operating expenses of the International Value Fund as set forth below through October 31, 2017 and thereafter may change any of them only upon 30 days’ prior notice to the Fund’s shareholders.

Expense Limit (as a percentage of average net assets)
Class I	Class A	Class C

1.15%	1.40%	2.15%

B.	Confirmation of Agreement. Except as expressly provided in this Addendum, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first above written.

Hotchkis and Wiley Capital Management, LLC /s/ Anna Marie Lopez Anna Marie Lopez Chief Operating Officer	Hotchkis and Wiley Funds /s/ Anna Marie Lopez Anna Marie Lopez President